Exhibit 5.1
March 22, 2007
National Retail Properties, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801
Ladies and Gentlemen:
     We have acted as counsel to National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the filing of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-132095, filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), on February 28, 2006 (the “Registration Statement”). The prospectus supplement and the prospectus together are hereinafter referred to as the “Prospectus.” The Prospectus relates to the public offering of up to 5,750,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company, pursuant to the terms of an underwriting agreement, dated March 22, 2007, by and between the Company and Citigroup Global Markets Inc., as representative of the underwriters named therein (the “Underwriting Agreement”).
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):
(i)	the First Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Maryland State Department of Assessments and Taxation on March 21, 2007, and as certified to us by the Executive Vice President, General Counsel and Secretary of the Company as of the date hereof;

(ii)	the Third Amended and Restated Bylaws, as amended, of the Company as certified to us by the Executive Vice President, General Counsel and Secretary of the Company as of the date hereof;

(iii)	resolutions of the Board of Directors of the Company dated February 23, 2006, approving the Registration Statement, resolutions of the Board of Directors of the Company dated March 20, 2007 and resolutions of the Pricing Committee of the Board of Directors of the Company dated March 22, 2007, in each case as certified to us by the Executive Vice President, General Counsel and Secretary of the Company as of the date hereof;

(iv)	the Registration Statement;

(v)	the Prospectus;

(vi)	an executed copy of the Underwriting Agreement;

National Retail Properties, Inc.
March 22, 2007

(vii)	a certificate of an officer of the Company dated as of the date hereof; and

(viii)	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.
     Based upon the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that the Shares, when sold, issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
     For purposes of this opinion letter, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.
     In connection with this opinion letter, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein. In rendering this opinion letter, we have assumed without independent investigation: (i) that each entity (other than the Company) that is a party to any Document is, and has been at all times relevant to this opinion letter, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized; (ii) the due authorization, execution and delivery of each Document by each of the parties thereto (other than the Company); (iii) the completeness of all Documents; (iv) the genuineness of all signatures; (v) the legal capacity of all individuals who have executed any of the Documents; (vi) the authenticity of all Documents submitted to us as originals; (vii) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (viii) the authenticity of all such latter Documents; and (ix) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.
     Our opinion expressed above is limited in all respects and for all purposes to the laws of the State of Maryland (excluding the securities laws and blue sky laws of the State of Maryland), and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinion is rendered only with respect to Maryland laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinion set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property. The opinion set forth in this letter is limited to the matters and the transaction

National Retail Properties, Inc.
March 22, 2007

expressly addressed herein, and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.
     We express no opinion as to the enforceability of any provisions contained in the Underwriting Agreement that constitute waivers that are prohibited by law prior to default.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP